Exhibit h(6)
EXHIBIT A
     THIS EXHIBIT A, amended and restated as of October 24, 2006 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of August 1, 2005 between PFPC Inc. and CRM Mutual Fund Trust.
SERIES
Small Cap Value
(Investor Class and Institutional Class share classes)
Mid Cap Value
(Investor Class and Institutional Class share classes)
Small/Mid Cap Value
(Investor Class, Institutional Class and Advisor Class share classes)
Mid/Large Cap Value
(Investor Class, Institutional Class and Advisor Class share classes)
All Cap Value
(Investor Class, Institutional Class and Advisor Class share classes)

PFPC INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	SVP

CRM MUTUAL FUND TRUST

By:	/s/ Carlos Leal

Name:	Carlos Leal

Title:	CFO